Exhibit 97
WELLS FARGO & COMPANY
Mandatory Clawback Policy

Effective as of October 2, 2023 (the “Effective Date”), this Mandatory Clawback Policy (the “Policy”) of Wells Fargo & Company (the “Company”), as adopted by the Committee (as hereinafter defined), is as follows.

1. Purpose.

The Wells Fargo & Company Mandatory Clawback Policy (this “Policy”) provides for the recoupment of Incentive-Based Compensation in the event of an Accounting Restatement, and is intended to comply with, and to be administered and interpreted consistent with, Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”). Unless otherwise defined in this Policy, capitalized terms shall have the meanings set forth in Section 2 below.

2. Definitions. For purposes of this Policy, the following terms shall have the meanings set forth below:
2.1. “Accounting Restatement” means an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any accounting restatement required to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

2.2. “Board” means the Company’s Board of Directors.

2.3. “Committee” means the Human Resources Committee of the Board, except that the Board may determine to act as the Committee with respect to any portion of the Policy other than Section 4.3.

2.4. “Covered Executive” means any “officer” of the Company as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

2.5. “Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure. The Company’s stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

2.6. “Incentive-Based Compensation” means any compensation granted, earned, or vested based in whole or in part on the Company’s attainment of a Financial Reporting Measure that was Received by an individual (i) on or after the Effective Date and after such individual began service as a Covered Executive, and (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation.

Exhibit 97

2.7. Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant Financial Reporting Measure is attained, regardless of when the compensation is actually awarded or paid.

2.8. “Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the applicable Accounting Restatement and any “transition period” as described under Rule 10D-1. For purposes of this Policy, the date that the Company is required to prepare the applicable Accounting Restatement is the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
3. Recoupment of Incentive-Based Compensation

In the event of an Accounting Restatement, the Company will recover reasonably promptly the amount of any Incentive-Based Compensation Received during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated amounts.
4. Policy Administration

4.1. This Policy shall be administered by the Committee, which is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration thereof.

4.2. If the Committee determines the amount of Incentive-Based Compensation Received during a Recovery Period exceeds the amount that would have been Received if determined or calculated based on the Company’s restated amounts, the excess amount shall be subject to recoupment by the Company pursuant to this Policy. For Incentive-Based Compensation based on stock price or total shareholder return (“TSR”), the Committee will determine the amount based on a reasonable estimate of the effect of the Accounting Restatement on the relevant stock price or TSR. In all cases, the calculation of the amount to be recovered will be determined without regard to any taxes paid.

4.3. The Company is authorized to take appropriate steps to implement this Policy and may affect recovery hereunder by: (i) requiring payment to the Company, (ii) set-off, (iii) reducing compensation, or (iv) such other means or combination of means as the Committee determines to be appropriate. The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable and not required under Rule 10D-1, including if the Committee determines that: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover, (ii) recovery would violate home country law adopted prior to November 28, 2022, after obtaining the opinion of home country counsel, or (iii) recovery

Exhibit 97
would likely cause an otherwise tax-qualified broad-based retirement plan to fail the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

4.4. Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals and need not be uniform among affected individuals.

5. Other Recovery Rights; Company Claims

Any right of recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, any employment agreement, plan or award terms, or the terms of any policy, including, but not limited to, the Company’s Clawback and Forfeiture Policy and the Company’s Malus and Clawback Policy for Identified Staff Team Members. Nothing contained in this Policy and no recovery hereunder shall limit the Company’s right to dismiss any individual or limit any claims, damages, or other legal remedies the Company may have against an individual arising out of or resulting from any actions or omissions by such individual.

6. Reporting and Disclosure

The Company intends to file all disclosures with respect to this Policy in accordance with the requirements of federal securities laws.

7. Indemnification Prohibition

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement that may be interpreted to the contrary, the Company shall not indemnify any individual with respect to amount(s) recovered under this Policy, including any payment or reimbursement for the cost of third-party insurance purchased by such individual to fund potential clawback obligations hereunder.

8. Amendment; Termination

The Committee may amend or terminate this Policy from time to time in its discretion as it deems appropriate; provided, however, that no amendment or termination of this Policy shall be effective to the extent it would cause the Company to violate any federal securities laws, Securities and Exchange Commission rule or the rules of any national securities exchange or association on which the Company’s securities are listed.

9. Successors

This Policy shall be binding and enforceable against all individuals who are or were Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.
3